Exhibit 99.1

Tesoro Logistics LP Reports Interim Second Quarter 2013 Results

SAN ANTONIO - July 29, 2013 - Tesoro Logistics LP (NYSE: TLLP) (“TLLP” or the “Partnership”) today reported second quarter 2013 net income of $19.2 million, or $0.38 per diluted common limited partner unit.

On July 18, 2013, the Partnership announced its quarterly cash distribution of $26.1 million, or $0.51 per limited partnership unit, or $2.04 on an annualized basis. This distribution represents a four percent increase over the quarterly distribution of $0.49 per unit ($1.96 per unit on an annualized basis) paid in May 2013 and a twenty-four percent increase over the second quarter 2012 distribution paid in August 2012.

The resulting EBITDA for the second quarter was $31.6 million, or $33.4 million excluding transaction costs of $1.8 million related to the acquisitions of the Carson logistics assets and the Northwest Products System, versus first quarter EBITDA of $30.5 million excluding transaction costs of $2.2 million, primarily attributable to the acquisition of the Northwest Products System.

Tesoro Logistics intends to distribute its full earnings release for the second quarter 2013 after the market closes on Monday, August 5, 2013.

About Tesoro Logistics LP
Tesoro Logistics LP, headquartered in San Antonio, Texas, is a fee-based, growth-oriented Delaware limited partnership formed by Tesoro Corporation to own, operate, develop and acquire crude oil and refined products logistics assets.

Contact:
Investors:
Chris Castro, Investor Relations Manager, (210) 626-7202

Media:
Tesoro Media Relations, media@tsocorp.com, (210) 626-7702

TESORO LOGISTICS LP
RECONCILIATION OF AMOUNTS REPORTED UNDER U.S. GAAP
(Unaudited)
(In thousands)

	Three Months Ended June 30, 2013	Three Months Ended March 31, 2013
Reconciliation of EBITDA to Net Income:
Net income	$19,173	$18,678
Add: Depreciation and amortization expenses	6,338	4,081
Add: Interest and financing costs, net	6,571	5,604
Less: Interest income	(470)	(23)
EBITDA (a)	$31,612	$28,340

(a)    We define earnings before interest, income taxes, depreciation and amortization expenses (“EBITDA”) as net income before depreciation and amortization expenses, net interest and financing costs and interest income. EBITDA should not be considered as an alternative to net income in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”). EBITDA has important limitations as an analytical tool, because it excludes some, but not all, items that affect net income. EBITDA is not a measure prescribed by U.S. GAAP but is a supplemental financial measure that is used by management and may be used by external users of our financial statements, such as industry analysts, investors, lenders and rating agencies to assess:

•	our operating performance as compared to other publicly traded partnerships in the midstream energy industry, without regard to historical cost basis or financing methods;

•	the ability of our assets to generate sufficient cash flow to make distributions to our unitholders;

•	our ability to incur and service debt and fund capital expenditures; and

•	the viability of acquisitions and other capital expenditure projects and the returns on investment of various investment opportunities.